Exhibit 99.1

Movano Welcomes Nan Kirsten Forte, a Pioneer and Innovator in Digital Health,
as Its Newest Board Member

Veteran health media executive joins the board of directors as Movano prepares for growth and commercialization

Pleasanton, Calif., April 18, 2022 -- Movano Inc. (Nasdaq: MOVE), a purpose-driven healthcare solutions company at the intersection of medtech and consumer devices, announced the expansion of its board of directors with the addition of Nan Kirsten Forte, a thought leader within the healthcare media industry with a track record of success in marketing, partnerships, go-to-market execution, and mergers and acquisitions.

Over her 30-year career, Nan has been both an entrepreneur in successful start-ups, including iVillage Health and Medcast Networks, and an “intrapreneur” at public companies, such as Healtheon/WebMD and Everyday Health, bringing digital growth marketing and product innovation expertise to deliver outstanding marketplace results. Nan has won over 100 industry and highest awards for health journalism, patient education, pharmaceutical campaigns and ground-breaking health and wellness programs.

Nan held several senior level management positions at WebMD, including Executive Vice President Consumer Services & Chief Innovation Officer, and spent nearly 14 years leading product, marketing and content for the digital platform, helping WebMD to become the most trusted household brand of health information on the internet. As the sole female Executive Officer from 2005 to 2011, Nan spearheaded the development of WebMd’s Symptom Checker, a first of its kind product designed to help people figure out what their symptoms mean and grew the WebMD audience from 1 million to over 120 million users monthly.

Currently, Nan is Executive Vice President and General Manager of the Everyday Health Group Consumer division of Ziff Davis (NASDAQ: ZD) directing Sales, Content, Product & Engineering, Marketing, Data Science and Business Development for Everyday Health, Diabetes Daily, Migraine Again, DailyOM, OMFit, Hope to Cope and Castle Connolly Top Doctors.

“Movano’s mission aligns with my personal and professional goals, and the female-forward focus of the company is especially compelling to me as a woman looking for health solutions tailored to my needs. After many years of working in a male-dominated healthcare industry, the notion of putting a spotlight on women’s health is not only exciting, but necessary. I’m particularly excited about the potential of the company’s proprietary healthcare platform, driving innovation in the industry and empowering women of all ages to feel their best,” said Forte.

Movano announced its flagship product, the Movano Ring, in December 2021. Designed for women, the Ring and its accompanying app combine vital health metrics with personalized intelligent feedback. The Ring helps you make connections between cause and effect and understand the correlation between how you feel and various areas of your health, including activity, sleep and more, by measuring heart rate, heart rate variability, sleep, respiration rate, temperature, blood oxygen saturation, steps and calories. Movano plans to add medically validated data to its platform, which caretakers and healthcare professionals can use to help you identify and better manage the symptoms of chronic conditions.

The Movano Ring is expected to be one of the most affordable health devices on the market and will be available through a beta release in the second half of 2022.

“Nan is a dynamo – she’s fiercely passionate, a visionary in the healthcare space and a powerhouse when it comes to growing businesses, and we’re fortunate to have her on the Movano board,” said Dr. John Mastrototaro, CEO of Movano Inc. “2022 will be a year of significant growth for our company, and as we continue on the path to launching our first commercial product, the Movano Ring, it’s crucial to have another strong female point of view and role model represented on our board. Nan’s strategic mindset, ambitious nature, and years in the healthcare media industry will help elevate Movano to the next level.”

For more information on Movano, visit www.movano.com.

About Movano Inc.

Founded in 2018, Movano Inc. (NASDAQ:MOVE) is developing a platform to deliver purpose-driven healthcare solutions at the intersection of medtech and consumer devices. We are on a mission to empower and inspire you to live a healthier, happier life by combining vital health data with personalized intelligent feedback in stylish form factors. Movano plans to add medically validated data to its platform that caretakers and healthcare professionals can use to help you identify and better manage the symptoms of chronic conditions.

Forward-Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development and features, product releases, clinical trial and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact

AM Public Relations for Movano

Erika Beerbower

ebeerbower@ampublicrelations.com

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